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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8) of Lantronix, Inc. pertaining to the 1993 Incentive Stock Option Plan, 1994 Nonstatutory Stock Option Plan, 2000 Stock Plan, 2000 Employee Stock Purchase Plan, and the United States Software Corporation 2000 Stock Plan of our report dated February 16, 2001, with respect to the financial statements of United States Software Corporation as of November 30, 1999 and 2000 and for each of the two years in the period ended November 30, 2000, included in this Report (Form 8-K/A) of Lantronix, Inc.

                                             /s/ Ernst & Young LLP



Orange County, California
March 14, 2001